Exhibit 99.1

Contact:	Robert M. Gorman – (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS THIRD QUARTER RESULTS

Richmond, Va., October 22, 2012 – Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $9.6 million and earnings per share of $0.37 for its third quarter ended September 30, 2012. The quarterly results represent an increase of $1.2 million, or 14.3%, in net income from the most recent quarter and an increase of $555,000, or 6.1%, from the same quarter of the prior year. Reported earnings per share of $0.37 for the current quarter represents an increase of $0.05, or 15.6%, from the most recent quarter and $0.04, or 12.1%, from the prior year’s third quarter which included preferred dividends and discount accretion on preferred stock of $528,000.

“The third quarter results show the continued success of our business strategy as well as the early results of our teammates efficiency ratio improvement efforts as Union strives to achieve top quartile financial performance nationally and provide our shareholders with above average returns on their investment,” said G. William Beale, Chief Executive Officer of Union First Market Bankshares. “We remain committed to delivering top tier financial performance by increasing revenues through new products and services, with loan and deposit growth and disciplined pricing as well as pursuing opportunities to more efficiently deliver best in class service to our customers, diligently managing our overall expense base and continuing our efforts to improve asset quality.”

“During the quarter, we analyzed our branch network and decided to close 4 branches by the end of the year, which will reduce expenses while maintaining our strong customer relationships. On the bank side, our growth strategy continues to show results with more than 750 net new households joining Union during the quarter bringing total new households to nearly 3,000 year-to-date. The company experienced loan growth for the fourth consecutive quarter and continued strong growth at Union Mortgage. Finally, asset quality trends continue to improve as non-performing loan and OREO balance levels continued to decline in the latest quarter. All in all, it was another solid quarter for Union and one that we expect to build upon to show even more progress in the quarters ahead,” Beale concluded.

Select highlights:

•

The Company earned a Return on Average Equity (“ROE”) of 8.70% and Return on Average Assets (“ROA”) of 0.96% for the quarter ended September 30, 2012. This represents continued improvement in ROE and ROA compared to 7.84% and 0.86%, respectively, for the quarter ended June 30, 2012 and 8.02% and 0.93% respectively, for the quarter ended September 30, 2011.

•

Gains on sales of mortgage loans increased $1.6 million from the prior quarter due to a $65.7 million, or 25.5%, increase in origination volume as mortgage rates remain at historic low levels and the additional mortgage loan originators added in 2012 continued to ramp up to full production capacity.

•

Nonperforming assets (“NPAs”) decreased $8.4 million, or 11.2%, from the second quarter and decreased $19.8 million, or 22.9%, compared to the same period a year ago. NPAs as a percentage of total outstanding loans declined 31 basis points to 2.29% from 2.60% last quarter and 78 basis points from 3.07% a year earlier.

•	Loan demand continued to improve modestly with an increase in loans outstanding of $20.7 million, or 0.7% (2.9% annualized rate), from the prior quarter.

Third quarter net income increased $1.2 million, or 14.3%, compared to the second quarter. The increase was largely a result of gains on sales of mortgage loans, driven by higher loan production volume and increased net interest income. The increase in net interest income was driven by higher earning asset balances partially offset by the impact of lower net interest margin. In addition, the Company’s provision for loan losses was $600,000 lower than the prior quarter.

Net income for the quarter ended September 30, 2012 increased $555,000, or 6.1%, from the same quarter in the prior year. The increase was principally a result of higher gains on sales of mortgage loans, increased service charges, commissions and fees and a $1.2 million lower provision for loan losses, partially offset by an increase in commission expense related to mortgage loan origination volume. In addition, net interest income decreased as interest income declined at a faster pace than interest expense, a result of lower loan yields and investment opportunities in the current low rate environment.

NET INTEREST INCOME

	Three Months Ended Dollars in thousands
	09/30/12	06/30/12	Change		09/30/11	Change

Average interest-earning assets	$3,671,398	$3,615,718	$55,680		$3,538,752	$132,646
Interest income	$46,555	$46,340	$215		$48,673	$(2,118)
Yield on interest-earning assets	5.04%	5.15%	(11	) bps	5.46%	(42	) bps
Average interest-bearing liabilities	$2,925,322	$2,910,987	$14,335		$2,873,721	$51,601
Interest expense	$6,740	$7,215	$(475)		$8,159	$(1,419)
Cost of interest-bearing liabilities	0.92%	1.00%	(8	) bps	1.13%	(21	) bps
Net Interest Income (FTE)	$39,815	$39,125	$690		$40,514	$(699)
Net Interest Margin (FTE)	4.31%	4.36%	(5	) bps	4.54%	(23	) bps

On a linked quarter basis, tax-equivalent net interest income was $39.8 million, an increase of $690,000, or 1.8%, from the second quarter of 2012. This increase was principally due to higher loan balances offset by the impact of lower net interest margin. Third quarter tax-equivalent net interest margin declined by 5 basis points to 4.31% from 4.36% in the most recent quarter. The change in net interest margin was principally attributable to the continued decline in net accretion on the acquired net earning assets (3 bps) and lower investment and loan yields outpacing the reduction in the cost of interest-bearing liabilities (2 bps). Loan yields continue to be negatively affected by competitive pricing and a low rate environment while yields on investment securities were impacted by lower reinvestment rates and faster prepayments related to mortgage-backed securities during the quarter. The cost of interest-bearing deposits declined during the quarter driven by a shift in mix from time deposits to transaction deposits, reductions in deposit rates and lower wholesale borrowing costs.

For the three months ended September 30, 2012, tax-equivalent net interest income decreased $699,000, or 1.7%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 23 basis points to 4.31% from 4.54% in the prior year. This decrease was principally due to the continued decline in accretion on the acquired net earning assets (12 bps) and the decline in interest-earning asset yields exceeding the decrease in interest-bearing liabilities rates (11 bps). Lower interest-earning asset income was principally due to lower yields on loans as new and renewed loans are originated and repriced at lower rates, faster prepayments on mortgage backed securities, and cash flows from securities investments reinvested at lower yields.

The Company continues to expect that its net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

	Year-over-year results Dollars in thousands Nine Months Ended
	09/30/12	09/30/11	Change

Average interest-earning assets	$3,622,057	$3,494,013	$128,044
Interest income	$139,814	$146,012	$(6,198)
Yield on interest-earning assets	5.16%	5.59%	(43	) bps
Average interest-bearing liabilities	$2,915,082	$2,864,620	$50,462
Interest expense	$21,485	$24,884	$(3,399)
Cost of interest-bearing liabilities	0.99%	1.16%	(17	) bps
Net Interest Income (FTE)	$118,329	$121,128	$(2,799)
Net Interest Margin (FTE)	4.36%	4.63%	(27	) bps

For the nine months ended September 30, 2012, tax-equivalent net interest income decreased $2.8 million, or 2.3%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 27 basis points to 4.36% from 4.63% in the prior year. The decline in the net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (9 bps) and a decline in income from interest-earning assets outpacing lower costs on interest-bearing liabilities (18 bps). Lower interest-earning asset income was principally due to lower yields on loans and investment securities as new loans and renewed loans are originated and repriced at lower rates, faster prepayments on mortgage backed securities, and cash flows from securities investments are reinvested at lower yields.

Acquisition Activity – Impact on Net Interest Margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $752,000 ($627,000 – First Market Bank (“FMB”); $125,000 – Harrisonburg Branch) and $3.0 million ($2.5 million – FMB; $503,000 – Harrisonburg Branch) for the three and nine months ended September 30, 2012, respectively. If not for this favorable impact, the net interest margin for the third quarter would have been 4.23%, compared to 4.25% from the second quarter of 2012 and 4.34% from the third quarter of 2011.

The third quarter and remaining estimated discount/premium are reflected in the following table (dollars in thousands):

	Harrisonburg Branch		First Market Bank
	Loan Accretion	Certificates of Deposit	Loan Accretion	Investment Securities	Borrowings	Total

For the quarter ended September 30, 2012	$122	$3	$703	$46	$(122)	$752
For the remaining three months of 2012	95	2	652	46	(122)	673
For the years ending:
2013	148	7	2,142	15	(489)	1,823
2014	37	4	1,511	—	(489)	1,063
2015	26	—	903	—	(489)	440
2016	27	—	345	—	(163)	209
2017	23	—	18	—	—	41
Thereafter	120	—	—	—	—	120

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the third quarter, the Company continued to experience improvement in asset quality. Improving market conditions in the Company’s local markets led to a reduction in both OREO and nonaccrual loans, which are at their lowest levels since the fourth quarter of 2009. The Company’s reduction in nonperforming assets and troubled debt restructurings, favorable trends in provisions for loan losses, and decreased allowance to total loans ratio demonstrate that its diligent efforts to improve asset quality are having a positive impact. The allowance to nonperforming loans coverage ratio has continued to increase significantly and is at its highest level since the fourth quarter of 2009. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of commercial real estate and residential housing and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At September 30, 2012, nonperforming assets totaled $66.6 million, a decrease of $8.4 million, or 11.2%, from the second quarter and a decrease of $19.8 million, or 22.9%, from a year ago. In addition, NPAs as a percentage of total outstanding loans declined 31 basis points from 2.60% in the second quarter and 78 basis points from 3.07% in the third quarter of the prior year to 2.29% at September 30, 2012. The current quarter decrease in NPAs from the second quarter related to a net decrease in nonaccrual loans, excluding purchased impaired loans, of $7.0 million as well as a net decrease in OREO of $1.4 million.

Nonperforming assets at September 30, 2012 included $32.2 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $7.0 million, or 17.9%, from the prior quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Beginning Balance	$39,171	$42,391	$44,834	$51,965	$54,322
Net customer payments	(5,774)	(3,174)	(2,778)	(6,556)	(2,343)
Additions	2,586	2,568	2,805	5,364	1,751
Charge-offs	(3,012)	(561)	(1,549)	(2,304)	(1,268)
Loans returning to accruing status	(812)	(1,803)	—	(1,950)	(497)
Transfers to OREO	—	(250)	(921)	(1,685)	—

Ending Balance	$32,159	$39,171	$42,391	$44,834	$51,965

The nonperforming loans added during the quarter were principally related to commercial loans as borrowers continued to experience financial difficulties with the prolonged economic recovery exhausting their cash reserves and other repayment sources.

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Raw Land and Lots	$10,995	$12,139	$13,064	$13,322	$15,997
Commercial Construction	7,846	9,763	9,835	10,276	9,818
Commercial Real Estate	2,752	5,711	6,299	7,993	9,204
Single Family Investment Real Estate	4,081	3,476	4,507	5,048	7,969
Commercial and Industrial	2,678	4,715	5,318	5,297	4,000
Other Commercial	195	231	233	238	259
Consumer	3,612	3,136	3,135	2,660	4,718

Total	$32,159	$39,171	$42,391	$44,834	$51,965

Coverage Ratio	124.05%	104.63%	94.84%	88.04%	79.46%

Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Nonperforming assets at September 30, 2012 also included $34.4 million in OREO, a net decrease of $1.4 million, or 3.9%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Beginning Balance	$35,802	$37,663	$32,263	$34,464	$36,935
Additions	929	3,887	6,593	2,543	449
Capitalized Improvements	16	23	319	197	241
Valuation Adjustments	—	—	—	(530)	—
Proceeds from sales	(2,071)	(5,592)	(1,485)	(3,674)	(3,285)
Gains (losses) from sales	(236)	(179)	(27)	(737)	124

Ending Balance	$34,440	$35,802	$37,663	$32,263	$34,464

The additions to OREO were principally related to closed branch property and residential real estate; sales from OREO were principally related to residential lots and land, land previously held for branch sites, and commercial property.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Land	$6,953	$6,953	$6,327	$6,327	$8,559
Land Development	11,034	11,313	11,559	11,309	11,824
Residential Real Estate	9,729	10,431	12,482	11,024	11,903
Commercial Real Estate	5,640	6,085	6,275	2,583	1,158
Former Bank Premises (1)	1,084	1,020	1,020	1,020	1,020

Total	$34,440	$35,802	$37,663	$32,263	$34,464

(1)	Includes closed branch property and land previously held for branch sites.

Included in land development is $9.1 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly by the Bank’s Special Asset Loan Committee and any necessary write downs to fair values are recorded as impairment.

Accruing Past Due Loans

At September 30, 2012, total accruing past due loans were $39.0 million, or 1.34% of total loans, an increase from 1.15% at June 30, 2012 and but down from 1.61% a year ago. The increase in past due loans from the prior quarter is attributable to the addition of three large credit relationships previously identified as impaired and evaluated within the Company’s allowance for loan losses methodology.

Charge-offs

For the quarter ended September 30, 2012, net charge-offs of loans were $3.5 million, or 0.48% on an annualized basis, compared to $2.2 million, or 0.31%, for the second quarter and $1.9 million, or 0.27%, for the same quarter last year. The uptick in charge-offs from the prior quarter and prior year quarter relate to loans that were previously considered impaired and specifically reserved for in prior periods. Of the $3.5 million in net charge-offs, $2.9 million, or 83%, related to impaired loans which had $3.3 million in reserves or credit mark assigned to them. Net charge-offs in the current quarter included commercial loans of $2.7 million and consumer loans of $800,000.

For the nine months ended September 30, 2012, net charge-offs of loans were $8.5 million, or 0.39% on an annualized basis, compared to $11.5 million, or 0.55%, for the nine months ended September 30, 2011. The decrease in charge-offs is related to the reduced levels of nonperforming loans, as management continues to proactively manage problem credits.

Provision

The provision for loan losses for the current quarter was $2.4 million, a decrease of $600,000 from the second quarter and decline of $1.2 million from the same quarter a year ago. The lower provision is largely due to the charge off of loans that had been reserved for in earlier periods. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of the total loan portfolio was 1.37% at September 30, 2012, 1.42% at June 30, 2012, and 1.47% at September 30, 2011. The decrease in the allowance and related ratio was primarily attributable to the charge off of loans specifically reserved for in prior periods. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for loans acquired in the FMB and Harrisonburg Branch acquisitions, was 1.66% at September 30, 2012, a decrease from 1.74% at June 30, 2012 and 1.94% from year ago. The nonaccrual loan coverage ratio significantly improved, as it increased from 104.63% at June 30, 2012 and from 79.46% the same quarter last year to 124.05% at September 30,

2012. The rise in the coverage ratio, which is at the highest level since the fourth quarter of 2009, further shows that management’s proactive diligence in working through problem credits is having a positive impact on asset quality.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of September 30, 2012 was $63.8 million, a decrease of $16.4 million, or 20.5%, from $80.2 million at June 30, 2012 and a decline of $52.6 million, or 45.2%, from $116.4 million at September 30, 2011. Of the $63.8 million of TDRs at September 30, 2012, $51.9 million, or 81.4%, were considered performing while the remaining $11.9 million were considered nonperforming. The decline in the TDR balance from the prior quarter is attributable to $11.0 million being removed from TDR status and $6.4 million in net payments, partially offset by additions of $1.0 million. Loans removed from TDR status represent restructured loans with a market rate of interest at the time of the restructuring, which were performing in accordance with their modified terms for a consecutive twelve month period and that were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Performing
Modified to interest only	$1,437	$2,191	$1,812	$699	$839
Term modification, at a market rate	39,195	53,905	75,455	87,920	91,039
Term modification, below market rate	8,911	9,004	8,797	10,215	10,254
Interest rate modification, below market rate	2,390	2,390	—	—	—

Total performing	$51,933	$67,490	$86,064	$98,834	$102,132

Nonperforming
Modified to interest only	$920	$642	$649	$1,190	$658
Term modification, at a market rate	3,288	3,451	4,290	3,660	4,187
Term modification, below market rate	7,672	8,587	8,804	8,954	9,398

Total nonperforming	$11,880	$12,680	$13,743	$13,804	$14,243

Total performing & nonperforming	$63,813	$80,170	$99,807	$112,638	$116,375

NONINTEREST INCOME

	For the Three Months Ended Dollars in thousands
	09/30/12	06/30/12	$	%	09/30/11	$	%
Noninterest income:
Service charges on deposit accounts	$2,222	$2,291	(69)	-3.0%	$2,294	$(72)	-3.1%
Other service charges, commissions and fees	3,655	3,627	28	0.8%	3,254	401	12.3%
Losses (gains) on securities transactions, net	(1)	10	(11)	NM	499	(500)	NM
Other-than-temporary impairment losses	—	—	—	0.0%	(400)	400	NM
Gains on sales of loans	8,918	7,315	1,603	21.9%	4,861	4,057	83.5%
Gains (losses) on bank premises, net	(309)	374	(683)	NM	(16)	(293)	NM
Other operating income	1,067	972	95	9.8%	919	148	16.1%

Total noninterest income	$15,552	$14,589	$963	6.6%	$11,411	$4,141	36.3%

NM – Not Meaningful

On a linked quarter basis, noninterest income increased $963,000, or 6.6%, to $15.6 million from $14.6 million in the second quarter. Of this increase, gains on sales of mortgage loans increased $1.6 million or 21.9% driven by an increase in loan origination volume as mortgage rates remain attractive at historic lows. Gains on bank premises decreased $683,000 largely due to a sale of a former branch building at a gain in the prior quarter, and a write down on a former branch location in the current quarter. Service charges on deposit accounts and other account fees were largely unchanged from the prior quarter. Excluding mortgage segment operations and the impact of current and prior period bank property sales, noninterest income was comparatively unchanged, increasing 0.7%.

For the quarter ended September 30, 2012, noninterest income increased $4.1 million, or 36.3%, to $15.6 million from $11.4 million in the prior year’s third quarter. Gains on sales of mortgage loans increased $4.1 million, or 83.5%, due to higher origination volume, a result of additional loan originators hired in 2012 and historically low interest rates. Service charges on deposit accounts and other account fees increased $329,000 or 5.9%, driven by higher interchange fee income and higher brokerage commissions. Gains on securities transactions decreased $500,000 as a result of a gain on the sale of municipal securities in the prior year. Also, an other-than-temporary loss of $400,000 related to a single issuer Trust Preferred security was recorded in the prior year. Gains on bank premises decreased $309,000 largely due to a write down of a former branch building during the current quarter. Excluding the mortgage segment operations and the impact of prior period securities transactions and bank premises transactions, noninterest income increased $478,000, or 7.3%, from the same period a year ago.

	For the Nine Months Ended Dollars in thousands
	09/30/12	09/30/11	$	%
Noninterest income:
Service charges on deposit accounts	$6,643	$6,568	75	1.1%
Other service charges, commissions and fees	10,692	9,529	1,163	12.2%
Losses (gains) on securities transactions, net	4	483	(479)	NM
Other-than-temporary impairment losses	—	(400)	400	NM
Gains on sales of loans	21,529	14,132	7,397	52.3%
Gains (losses) on bank premises, net	34	(644)	678	NM
Other operating income	3,084	2,715	369	13.6%

Total noninterest income	$41,986	$32,383	$9,603	29.7%

NM – Not Meaningful

For the nine months ending September 30, 2012, noninterest income increased $9.6 million, or 29.7%, to $42.0 million, from $32.4 million a year ago. Gains on sales of loans in the mortgage segment increased $7.4 million driven by an increase in loan origination volume, a result of additional loan originators hired in 2012 and historically low interest rates. Service charges on deposit accounts and other account fees increased $1.2 million primarily related to higher interchange fee income, higher brokerage commissions, and higher ATM fee income. In addition, gains on bank premises increased $678,000 as the Company sold a former branch building and recorded a loss on the sale of $626,000 during 2011. Gains on securities transactions decreased $479,000 as a result of a gain on the sale of municipal securities in the prior year. Also, an other-than-temporary loss of $400,000 related to a single issuer Trust Preferred security was recorded in the prior year. Excluding the mortgage segment operations, prior period securities transactions, and the impact of the bank premises related transactions, noninterest income increased $1.6 million or 8.4%, from the same period a year ago.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	09/30/12	06/30/12	$	%	09/30/11	$	%
Noninterest expense:
Salaries and benefits	$21,279	$20,418	$861	4.2%	$18,076	$3,203	17.7%
Occupancy expenses	3,262	3,092	170	5.5%	2,885	377	13.1%
Furniture and equipment expenses	1,809	1,868	(59)	-3.2%	1,756	53	3.0%
OREO and related costs(1)	1,036	1,310	(274)	-20.9%	532	504	94.7%
Other operating expenses	10,932	11,256	(324)	-2.9%	11,255	(323)	-2.9%

Total noninterest expense	$38,318	$37,944	$374	1.0%	$34,504	3,814	11.1%
Mortgage segment operations	$(7,839)	$(6,820)	$(1,019)	14.9%	$(4,361)	$(3,478)	79.8%
Intercompany eliminations	117	117	—	0.0%	116	1	0.9%

	$30,596	$31,241	$(645)	-2.1%	$30,259	$337	1.1%

NM – Not Meaningful

(1)	OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses

On a linked quarter basis, noninterest expense increased $374,000, or 1.0%, to $38.3 million from $37.9 million when compared to the second quarter. This increase was primarily driven by salaries and benefit expense, which increased $861,000 due to higher commission expense related to increased loan origination volume in the mortgage segment. Offsetting this increase was a decline in other operating expenses of $324,000 which included lower marketing and advertising expenses, lower employee travel costs, and lower account processing expenses. In addition, OREO and related costs declined $274,000, or 20.9%, due to the Company’s continued proactive diligence in resolving problem credits. Excluding the mortgage segment operations, noninterest expense declined $645,000 or 2.1% compared to the second quarter.

For the quarter ended September 30, 2012, noninterest expense increased $3.8 million, or 11.1%, to $38.3 million from $34.5 million for the third quarter of 2011. Salaries and benefits expenses increased $3.2 million primarily related to increased mortgage origination volume driven commissions and the costs associated with the addition of mortgage loan originators and support personnel in 2012. Occupancy expenses increased $377,000 primarily driven by increased mortgage office space. OREO related costs increased $504,000 from the prior year’s third quarter primarily as a result of current quarter losses on the sale of OREO compared to OREO gains recorded in the prior year. These increases were partially offset by lower other operating expenses of $323,000, related to lower FDIC insurance expense and declining amortization on the acquired deposit portfolio. Excluding the mortgage segment operations and prior year conversion costs, noninterest expense increased $337,000, or 1.1%, compared to the third quarter of 2011.

	For the Nine Months Ended
	Dollars in thousands
	09/30/12	09/30/11	$	%
Noninterest expense:
Salaries and benefits	$61,204	$53,310	$7,894	14.8%
Occupancy expenses	9,001	8,307	694	8.4%
Furniture and equipment expenses	5,440	5,097	343	6.7%
OREO and related costs(1)	3,273	3,389	(115)	-3.4%
Other operating expenses	32,979	35,502	(2,524)	-7.1%

Total noninterest expense	$111,897	$105,605	6,292	6.0%
Mortgage segment operations	$(19,891)	$(13,614)	$(6,277)	46.1%
Acquisition and conversion costs	—	(426)	426	NM
Intercompany eliminations	351	351	—	0.0%

	$92,357	$91,916	$441	0.5%

NM – Not Meaningful

(1)	OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses

For the nine months ending September 30, 2012, noninterest expense increased $6.3 million, or 6.0% to $111.9 million, from $105.6 million a year ago. Salaries and benefits expense increased $7.9 million due to higher mortgage loan origination related commission expense, the addition of mortgage loan originators and support personnel hired in 2012, group insurance cost increases, and severance payments to affected employees. Occupancy costs increased $694,000 due to bank branch rent increases and additional office space in the mortgage segment, and furniture and equipment expense increased $343,000, primarily related to equipment maintenance contracts and software amortization. Partially offsetting these cost increases were other operating expenses which decreased $2.5 million, or 7.1%. Included in the reduction of other operating expenses was a $2.1 million reduction in FDIC insurance due to change in base assessment and rate, lower amortization on the acquired deposit portfolio of $926,000, and a decrease in conversion costs of $426,000 related to acquisition activity during the prior year. Excluding the mortgage segment operations and prior year conversion costs, noninterest expense increased $441,000, or 0.5%, compared to the same period in 2011.

BALANCE SHEET

At September 30, 2012, total assets were $4.0 billion, an increase of $45.9 million compared to the second quarter, and an increase of $121.1 million from December 31, 2011. At September 30, 2012, total cash and cash equivalents were $62.3 million, a decrease of $10.1 million from June 30, 2012, and a decrease of $34.3 million from December 31, 2011. At September 30, 2012, investment in securities decreased $5.5 million on a linked quarter basis and increased $1.9 million from December 31, 2011. At September 30, 2012, loans (net of unearned income) were $2.9 billion, an increase of $20.7 million, or 0.7% (2.9% on an annualized basis), from the prior quarter, and an increase of $89.9 million, or 3.2% (4.3% on an annualized basis), from December 31, 2011. Mortgage loans held for sale were $142.0 million, an increase of $41.9 million when compared to the prior quarter, and an increase of $67.1 million from December 31, 2011, which was primarily due to the increase in origination volume due to the impact of the favorable rate environment and the addition of mortgage loan originators during 2012.

As of September 30, 2012, total deposits were $3.2 billion a decrease of $19.2 million, or 0.6%, when compared to June 30, 2012 and an increase of $24.7 million, or 0.8%, when compared to December 31, 2011. Total short-term borrowings, including FHLB borrowings and repurchase agreements, increased $78.7 million on a linked quarter basis and increased $91.1 million from December 31, 2011, as the Company relied on short-term borrowings to fund loan growth and customer preference for repurchase agreements increased. As of September 30, 2012 long-term borrowings declined $19.4 million and $19.1 million when compared to June 30, 2012 and December 31, 2011. During the current quarter, the Company modified its fixed rate convertible FHLB advances to floating rate advances which resulted in reducing the Company’s FHLB borrowing costs. In connection with this modification the Company incurred a prepayment penalty of $19.6 million on the original advances which is being amortized, as a component of interest expense on borrowing, over the life of the advances. The prepayment amount is reported as a component of long-term borrowings in the Company’s consolidated balance sheet.

The Company had a ratio of total capital to risk-weighted assets of 15.00% and 15.36% on September 30, 2012 and 2011, respectively. The Company’s ratio of Tier 1 capital to risk-weighted assets was 13.44% and 13.71% at September 30, 2012 and 2011, respectively, allowing the Company to exceed the definition of “well capitalized” for regulatory purposes. During the fourth quarter of 2011, the Company paid the U.S.Treasury $35.7 million to redeem the Preferred Stock issued to the Treasury and assumed in the FMB acquisition. This redemption caused the Company’s total capital and Tier 1 capital to risk-weighted assets ratios to decline from the prior year. In addition, the Company’s review of the regulatory risk weightings of the mortgage loans held for sale during the current quarter resulted in a reduction of risk weighted assets. The impact of this change was not considered to be material to the Company’s regulatory capital ratios. The Company’s common equity to asset ratios at September 30, 2012 and 2011 were 11.00% and 10.63%, respectively, while its tangible common equity to tangible assets ratio increased to 9.27% from 8.74% at September 30, 2011.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the third quarter increased $389,000, or 82.8%, from $470,000 in the second quarter to $859,000. In early 2012, the Company hired additional loan originators and support personnel who were formerly employed by a national mortgage company that exited the mortgage origination business. As new originators have increased their production, and aided by historically low interest rates, mortgage loan originations increased by $65.7 million or 25.5% in the current quarter to $323.1 million from $257.4 million in the second quarter. As a result, gains on the sale of loans increased $1.6 million, or 21.9% to $8.9 million. Salary and benefit expenses increased $1.0 million, or 18.9% to $6.4 million, primarily due to commission expenses related to the increased loan volume levels. Operating expenses increased $105,000, or 35.5%, from the prior quarter due to increased rental expense related to mortgage offices added in 2012. Refinanced loans represented 57.6% of the originations during the third quarter compared to 45.1% during the second quarter.

For the three months ended September 30, 2012, the mortgage segment net income increased $396,000 or 85.5% from $463,000 to $859,000 compared to the same period last year. Originations increased by $147.6 million, or 84.1%, to $323.1 million from $175.5 million due to the additions in production personnel described above and the sustained low interest rate environment which resulted in increased gains on the sale of loans of $4.1 million, or 83.5%, over the same period last year. Salaries and benefits increased $3.1 million, or 93.8%, as a result of personnel additions and higher commissions related to the growth in mortgage loan originations. Refinanced loans represented 57.6% of originations during the third quarter of 2012 compared to 37.5% during the same period a year ago.

For the nine months ended September 30, 2012, the mortgage segment net income increased $605,000, or 63.1%, to $1.6 million from $958,000 during the same period last year. Originations increased by $291.5 million or 61.6% from $472.9 million to $764.4 million during the same period last year due to the addition of mortgage loan originators in 2012 and a sustained low interest rate environment. Gains on sales of loans increased $7.4 million, or 52.3%, while salary and benefit expenses increased $5.6 million, or 53.7%, primarily due to commissions related to the increased loan production. Refinanced loans represented 53.1% of originations during the first nine months of the year compared to 31.6% during the same period a year ago.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 94 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

11

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/12	06/30/12	09/30/11	09/30/12	09/30/11
Results of Operations
Interest and dividend income	$45,503	$45,304	$47,606	$136,681	$142,754
Interest expense	6,741	7,217	8,160	21,485	24,885

Net interest income	38,762	38,087	39,446	115,196	117,869
Provision for loan losses	2,400	3,000	3,600	8,900	14,400

Net interest income after provision for loan losses	36,362	35,087	35,846	106,296	103,469
Noninterest income	15,552	14,589	11,411	41,986	32,383
Noninterest expenses	38,318	37,944	34,504	111,897	105,605

Income before income taxes	13,596	11,733	12,753	36,385	30,247
Income tax expense	3,970	3,313	3,682	10,416	8,162

Net income	$9,626	$8,420	$9,071	$25,969	$22,085

Interest earned on loans (FTE)	$40,913	$40,371	$42,777	$121,974	$127,406
Interest earned on securities (FTE)	5,638	5,937	5,874	17,781	18,550
Interest earned on earning assets (FTE)	46,555	46,340	48,673	139,814	146,012
Net interest income (FTE)	39,815	39,125	40,514	118,329	121,128
Interest expense on certificates of deposit	3,710	3,851	4,205	11,590	13,475
Interest expense on interest-bearing deposits	4,725	5,023	5,923	15,084	18,774
Core deposit intangible amortization	1,212	1,225	1,496	3,748	4,674

Net income - community bank segment	$8,767	$7,950	$8,607	$24,406	$21,126
Net income - mortgage segment	859	470	463	1,563	958

Key Ratios
Return on average assets (ROA)	0.96%	0.86%	0.93%	0.88%	0.77%
Return on average equity (ROE)	8.70%	7.84%	8.02%	8.03%	6.70%
Efficiency ratio (FTE)	69.21%	70.54%	66.54%	69.80%	68.73%
Efficiency ratio - community bank segment (FTE)	66.18%	67.59%	64.46%	66.83%	66.57%
Efficiency ratio - mortgage bank segment (FTE)	84.72%	89.63%	85.55%	88.52%	89.92%

Net interest margin (FTE)	4.31%	4.36%	4.54%	4.36%	4.63%
Net interest margin, core (FTE)[1]	4.23%	4.25%	4.34%	4.25%	4.43%
Yields on earning assets (FTE)	5.04%	5.15%	5.46%	5.16%	5.59%
Cost of interest-bearing liabilities (FTE)	0.92%	1.00%	1.13%	0.99%	1.16%
Noninterest expense less noninterest income / average assets	2.27%	2.38%	2.36%	2.37%	2.55%

Capital Ratios
Tier 1 risk-based capital ratio	13.44%	12.99%	13.71%	13.44%	13.71%
Total risk-based capital ratio	15.00%	14.55%	15.36%	15.00%	15.36%
Leverage ratio (Tier 1 capital to average assets)	10.53%	10.44%	11.00%	10.53%	11.00%
Common equity to total assets	11.00%	10.88%	10.63%	11.00%	10.63%
Tangible common equity to tangible assets	9.27%	9.11%	8.74%	9.27%	8.74%

Per Share Data
Earnings per common share, basic	$0.37	$0.32	$0.33	$1.00	$0.79
Earnings per common share, diluted	0.37	0.32	0.33	1.00	0.79
Cash dividends paid per common share	0.10	0.08	0.07	0.25	0.21
Market value per share	15.56	14.45	10.72	15.56	10.72
Book value per common share	17.11	16.75	16.04	17.11	16.04
Tangible book value per common share	14.15	13.74	12.88	14.15	12.88
Price to earnings ratio, diluted	10.57	11.23	8.19	11.65	10.15
Price to book value per common share ratio	0.91	0.86	0.67	0.91	0.67
Price to tangible common share ratio	1.10	1.05	0.83	1.10	0.83
Weighted average common shares outstanding, basic	25,884,972	25,868,174	25,986,677	25,894,720	25,971,639
Weighted average common shares outstanding, diluted	25,911,987	25,888,151	26,001,900	25,922,261	25,993,611
Common shares outstanding at end of period	25,967,705	25,952,035	26,057,501	25,967,705	26,057,501

	Three Months Ended			Nine Months Ended
	09/30/12	06/30/12	09/30/11	09/30/12	09/30/11
Financial Condition
Assets	$4,028,193	$3,982,288	$3,914,457	$4,028,193	$3,914,457
Loans, net of unearned income	2,908,510	2,887,790	2,818,342	2,908,510	2,818,342
Earning Assets	3,703,468	3,649,829	3,573,844	3,703,468	3,573,844
Goodwill	59,400	59,400	59,400	59,400	59,400
Core deposit intangibles, net	16,966	18,178	22,162	16,966	22,162
Deposits	3,199,779	3,218,986	3,134,876	3,199,779	3,134,876
Stockholders’ equity	442,949	433,436	451,581	442,949	451,581
Tangible common equity	366,450	355,625	334,874	366,450	334,874

Averages
Assets	$3,994,830	$3,942,727	$3,876,740	$3,947,279	$3,838,747
Loans, net of unearned income	2,890,666	2,847,087	2,831,924	2,856,005	2,822,579
Loans held for sale	119,190	73,518	48,664	86,989	48,366
Securities	651,855	649,121	597,489	647,791	587,186
Earning assets	3,671,398	3,615,718	3,538,752	3,622,057	3,494,013
Deposits	3,192,239	3,200,016	3,105,792	3,186,656	3,079,347
Certificates of deposit	1,080,022	1,112,964	1,160,662	1,110,252	1,183,813
Interest-bearing deposits	2,604,760	2,636,390	2,583,864	2,624,664	2,574,685
Borrowings	320,562	274,597	289,857	290,418	289,935
Interest-bearing liabilities	2,925,322	2,910,987	2,873,721	2,915,082	2,864,620
Stockholders’ equity	440,122	431,915	448,618	432,138	440,521
Tangible common equity	362,996	353,473	331,170	353,781	322,726

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$40,985	$40,204	$39,631	$39,470	$38,406
Add: Recoveries	680	350	674	1,371	1,561
Less: Charge-offs	4,171	2,569	2,615	9,847	13,077
Add: Provision for loan losses	2,400	3,000	3,600	8,900	14,400

Ending balance	$39,894	$40,985	$41,290	$39,894	$41,290

ALLL / total outstanding loans	1.37%	1.42%	1.47%	1.37%	1.47%
ALLL / total outstanding loans, adjusted for acquired[2]	1.66%	1.74%	1.89%	1.66%	1.89%
Net charge-offs / total outstanding loans	0.48%	0.31%	0.27%	0.39%	0.55%
Nonperforming Assets
Commercial	$28,547	$36,035	$47,247	$28,547	$47,247
Consumer	3,612	3,136	4,718	3,612	4,718

Nonaccrual loans	32,159	39,171	51,965	32,159	51,965

Other real estate owned	34,440	35,802	34,464	34,440	34,464

Total nonperforming assets (NPAs)	66,599	74,973	86,429	66,599	86,429

Commercial	1,931	2,324	3,674	1,931	3,674
Consumer	7,165	8,444	8,480	7,165	8,480

Loans ≥ 90 days and still accruing	9,096	10,768	12,159	9,096	12,159

Total nonperforming assets and loans ≥ 90 days	$75,695	$85,741	$98,588	$75,695	$98,588

NPAs / total outstanding loans	2.29%	2.60%	3.07%	2.29%	3.07%
NPAs / total assets	1.65%	1.88%	2.21%	1.65%	2.21%
ALLL / nonperforming loans	124.05%	104.63%	79.46%	124.05%	79.46%
ALLL / nonperforming assets	59.90%	54.67%	47.77%	59.90%	47.77%

	Three Months Ended			Nine Months Ended
	09/30/12	06/30/12	09/30/11	09/30/12	09/30/11
Past Due Detail
Commercial	382	3,022	3,630	382	3,630
Consumer	4,625	3,602	6,236	4,625	6,236

Loans 60-89 days past due	$5,007	$6,624	$9,866	$5,007	$9,866

Commercial	15,421	5,674	11,648	15,421	11,648
Consumer	9,486	10,147	11,783	9,486	11,783

Loans 30-59 days past due	$24,907	$15,821	$23,431	$24,907	$23,431

Commercial	5,431	5,741	9,089	5,431	9,089
Consumer	1,006	1,034	1,061	1,006	1,061

Purchased impaired	$6,437	$6,775	$10,150	$6,437	$10,150

Other Data
Mortgage loan originations	$323,077	$257,354	$176,040	$764,409	$472,882
% of originations that are refinances	57.60%	45.10%	35.70%	53.10%	31.60%
End of period full-time employees	1,054	1,084	1,047	1,054	1,047
Number of full-service branches	94	94	99	94	99
Number of full automatic transaction machines (ATMs)	158	158	167	158	167

Alternative Performance Measures
Cash basis earnings[3]
Net income	$9,626	$8,420	$9,071	$25,969	$22,085
Plus: Core deposit intangible amortization, net of tax	788	796	972	2,436	3,038
Plus: Trademark intangible amortization, net of tax	65	65	65	195	195

Cash basis operating earnings	$10,479	$9,281	$10,108	$28,600	$25,318

Average assets	$3,994,830	$3,942,727	$3,876,740	$3,947,279	$3,838,748
Less: Average trademark intangible	181	281	582	281	681
Less: Average goodwill	59,400	59,400	59,400	59,400	58,189
Less: Average core deposit intangibles	17,546	18,761	22,890	18,677	24,411

Average tangible assets	$3,917,704	$3,864,285	$3,793,868	$3,868,922	$3,755,467

Average equity	$440,122	$431,915	$448,618	$432,138	$440,521
Less: Average trademark intangible	181	281	582	281	681
Less: Average goodwill	59,400	59,400	59,400	59,400	58,189
Less: Average core deposit intangibles	17,546	18,761	22,890	18,677	24,411
Less: Average preferred equity	—	—	34,576	—	34,514

Average tangible common equity	$362,996	$353,473	$331,170	$353,781	$322,726

Cash basis operating earnings per share, diluted	$0.40	$0.36	$0.39	$1.10	$0.97
Cash basis operating return on average tangible assets	1.06%	0.97%	1.06%	0.99%	0.90%
Cash basis operating return on average tangible common equity	11.48%	10.56%	12.11%	10.80%	10.49%

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,908,510	$2,887,790	$2,818,342	$2,908,510	$2,818,342
less acquired loans without additional credit deterioration	(505,362)	(533,087)	(635,072)	(505,362)	(635,072)

Gross Loans, adjusted for acquired	2,403,148	2,354,703	2,183,270	2,403,148	2,183,270
Allowance for loan losses	39,894	40,985	41,290	39,894	41,290
ALLL / gross loans, adjusted for acquired	1.66%	1.74%	1.89%	1.66%	1.89%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2012	2011	2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$52,095	$64,412	$57,171
Interest-bearing deposits in other banks	10,081	31,930	92,247
Money market investments	1	155	199
Federal funds sold	157	162	160

Total cash and cash equivalents	62,334	96,659	149,777

Securities available for sale, at fair value	622,067	620,166	584,668
Restricted stock, at cost	20,687	20,661	21,817

Loans held for sale	141,965	74,823	61,786

Loans, net of unearned income	2,908,510	2,818,583	2,818,342
Less allowance for loan losses	39,894	39,470	41,290

Net loans	2,868,616	2,779,113	2,777,052

Bank premises and equipment, net	87,305	90,589	90,936
Other real estate owned, net of valuation allowance	34,440	32,263	34,464
Core deposit intangibles, net	16,966	20,714	22,162
Goodwill	59,400	59,400	59,400
Other assets	114,413	112,699	112,395

Total assets	$4,028,193	$3,907,087	$3,914,457

LIABILITIES
Noninterest-bearing demand deposits	$604,274	$534,535	$542,692
Interest-bearing deposits:
NOW accounts	418,988	412,605	395,822
Money market accounts	898,625	904,893	858,426
Savings accounts	204,317	179,157	176,531
Time deposits of $100,000 and over	534,797	551,349	561,303
Other time deposits	538,778	592,566	600,102

Total interest-bearing deposits	2,595,505	2,640,570	2,592,184

Total deposits	3,199,779	3,175,105	3,134,876

Securities sold under agreements to repurchase	94,616	62,995	70,450
Other short-term borrowings	59,500	—	—
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	136,260	155,381	155,258
Other liabilities	34,779	31,657	41,982

Total liabilities	3,585,244	3,485,448	3,462,876

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares at September 30, 2011 and zero at December 31, 2011 and September 30, 2012.	—	—	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,967,705 shares, 26,134,830 shares, and 26,057,500 shares, respectively.	34,433	34,672	34,581
Surplus	186,225	187,493	186,505
Retained earnings	209,308	189,824	184,845
Discount on preferred stock	—	—	(982)
Accumulated other comprehensive income	12,983	9,650	11,037

Total stockholders’ equity	442,949	421,639	451,581

Total liabilities and stockholders’ equity	$4,028,193	$3,907,087	$3,914,457

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$40,836	$42,664	$121,743	$126,999
Interest on Federal funds sold	1	1	1	1
Interest on deposits in other banks	6	24	64	60
Interest and dividends on securities:
Taxable	2,846	3,146	9,482	10,400
Nontaxable	1,814	1,771	5,391	5,294

Total interest and dividend income	45,503	47,606	136,681	142,754

Interest expense:
Interest on deposits	4,726	5,924	15,084	18,774
Interest on Federal funds purchased	28	—	29	7
Interest on short-term borrowings	69	92	160	258
Interest on long-term borrowings	1,918	2,144	6,212	5,846

Total interest expense	6,741	8,160	21,485	24,885

Net interest income	38,762	39,446	115,196	117,869
Provision for loan losses	2,400	3,600	8,900	14,400

Net interest income after provision for loan losses	36,362	35,846	106,296	103,469

Noninterest income:
Service charges on deposit accounts	2,222	2,294	6,643	6,568
Other service charges, commissions and fees	3,655	3,254	10,692	9,529
Gains (losses) on securities transactions, net	(1)	499	4	483
Other-than-temporary impairment losses	—	(400)	—	(400)
Gains on sales of mortgage loans	8,918	4,861	21,529	14,132
Gains (losses) on bank premises, net	(309)	(16)	34	(644)
Other operating income	1,067	919	3,084	2,715

Total noninterest income	15,552	11,411	41,986	32,383

Noninterest expenses:
Salaries and benefits	21,279	18,076	61,204	53,310
Occupancy expenses	3,262	2,885	9,001	8,307
Furniture and equipment expenses	1,809	1,756	5,440	5,097
Other operating expenses	11,968	11,787	36,252	38,891

Total noninterest expenses	38,318	34,504	111,897	105,605

Income before income taxes	13,596	12,753	36,385	30,247
Income tax expense	3,970	3,682	10,416	8,162

Net income	$9,626	$9,071	$25,969	$22,085
Dividends paid and accumulated on preferred stock	—	462	—	1,386
Accretion of discount on preferred stock	—	66	—	195

Net income available to common shareholders	$9,626	$8,543	$25,969	$20,504

Earnings per common share, basic	$0.37	$0.33	$1.00	$0.79

Earnings per common share, diluted	$0.37	$0.33	$1.00	$0.79

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT REPORTING

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended September 30, 2012
Net interest income	$38,428	$334	$—	$38,762
Provision for loan losses	2,400	—	—	2,400

Net interest income after provision for loan losses	36,028	334	—	36,362
Noninterest income	6,750	8,919	(117)	15,552
Noninterest expenses	30,596	7,839	(117)	38,318

Income before income taxes	12,182	1,414	—	13,596
Income tax expense	3,415	555	—	3,970

Net income	$8,767	$859	$—	$9,626

Total assets	$4,020,661	$154,181	$(146,649)	$4,028,193

Three Months Ended September 30, 2011
Net interest income	$39,208	$238	$—	$39,446
Provision for loan losses	3,600	—	—	3,600

Net interest income after provision for loan losses	35,608	238	—	35,846
Noninterest income	6,665	4,862	(116)	11,411
Noninterest expenses	30,259	4,361	(116)	34,504

Income before income taxes	12,014	739	—	12,753
Income tax expense	3,407	275	—	3,682

Net income	$8,607	$464	$—	$9,071

Total assets	$3,902,362	$70,055	$(57,960)	$3,914,457

Nine Months Ended September 30, 2012
Net interest income	$114,258	$938	$—	$115,196
Provision for loan losses	8,900	—	—	8,900

Net interest income after provision for loan losses	105,358	938	—	106,296
Noninterest income	20,805	21,532	(351)	41,986
Noninterest expenses	92,357	19,891	(351)	111,897

Income before income taxes	33,806	2,579	—	36,385
Income tax expense	9,400	1,016	—	10,416

Net income	$24,406	$1,563	$—	$25,969

Total assets	$4,020,661	$154,181	$(146,649)	$4,028,193

Nine Months Ended September 30, 2011
Net interest income	$116,862	$1,007	$—	$117,869
Provision for loan losses	14,400	—	—	14,400

Net interest income after provision for loan losses	102,462	1,007	—	103,469
Noninterest income	18,599	14,135	(351)	32,383
Noninterest expenses	92,342	13,614	(351)	105,605

Income before income taxes	28,719	1,528	—	30,247
Income tax (benefit) expense	7,593	569	—	8,162

Net income	$21,126	$959	$—	$22,085

Total assets	$3,902,362	$70,055	$(57,960)	$3,914,457

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended September 30,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$470,563	$2,848	2.41%	$429,780	$3,148	2.91%	$420,394	$3,176	3.00%
Tax-exempt	181,292	2,790	6.12%	167,709	2,726	6.45%	151,622	2,527	6.61%

Total securities (2)	651,855	5,638	3.44%	597,489	5,874	3.90%	572,016	5,703	3.96%
Loans, net (3) (4)	2,890,666	40,026	5.51%	2,831,924	42,323	5.93%	2,827,451	43,062	6.04%
Loans held for sale	119,190	887	2.96%	48,664	454	3.70%	75,261	675	3.56%
Federal funds sold	315	0	0.23%	519	0	0.24%	12,960	2	0.22%
Money market investments	(24)	—	0.00%	48	—	0.00%	160	—	0.00%
Interest-bearing deposits in other banks	9,396	4	0.18%	60,108	22	0.15%	35,830	48	0.53%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total earning assets	3,671,398	46,555	5.04%	3,538,752	48,673	5.46%	3,523,678	49,490	5.57%

Allowance for loan losses	(41,122)			(40,320)			(34,486)
Total non-earning assets	364,554			378,308			376,057

Total assets	$3,994,830			$3,876,740			$3,865,249

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$413,753	99	0.10%	$383,452	173	0.18%	$354,590	196	0.22%
Money market savings	909,920	757	0.33%	863,022	1,373	0.63%	754,238	1,652	0.87%
Regular savings	201,065	159	0.31%	176,728	172	0.39%	152,219	124	0.32%
Certificates of deposit: (5)
$100,000 and over	528,359	1,979	1.49%	561,755	2,168	1.53%	665,980	3,110	1.85%
Under $100,000	551,663	1,731	1.25%	598,907	2,037	1.35%	664,248	2,873	1.72%

Total interest-bearing deposits	2,604,760	4,725	0.72%	2,583,864	5,923	0.91%	2,591,275	7,955	1.22%
Other borrowings (6)	320,562	2,015	2.50%	289,857	2,236	3.06%	323,207	1,836	2.25%

Total interest-bearing liabilities	2,925,322	6,740	0.92%	2,873,721	8,159	1.13%	2,914,482	9,791	1.33%

Noninterest-bearing liabilities:
Demand deposits	587,478			521,928			489,633
Other liabilities	41,908			32,473			32,008

Total liabilities	3,554,708			3,428,122			3,436,123
Stockholders’ equity	440,122			448,618			429,126

Total liabilities and stockholders’ equity	$3,994,830			$3,876,740			$3,865,249

Net interest income		$39,815			$40,514			$39,699

Interest rate spread (7)			4.13%			4.33%			4.24%
Interest expense as a percent of average earning assets			0.73%			0.91%			1.10%
Net interest margin (8)			4.31%			4.54%			4.47%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $46 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $46 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $825 thousand in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $747 thousand.
(5)	Interest expense on certificates of deposits includes $3 thousand in accretion of the fair market value adjustments related to the Harrisonburg branch. Remaining estimated accretion for 2012 is $2 thousand.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2012 is $122 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.23% for the quarter ending 9/30/12.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$471,255	$9,488	2.69%	$420,743	$10,405	3.31%	$402,771	$10,218	3.39%
Tax-exempt	176,536	8,293	6.28%	166,443	8,145	6.54%	137,019	6,983	6.81%

Total securities (2)	647,791	17,781	3.67%	587,186	18,550	4.22%	539,790	17,201	4.26%
Loans, net (3) (4)	2,856,005	119,851	5.61%	2,822,579	125,920	5.96%	2,723,904	124,969	6.13%
Loans held for sale	86,989	2,123	3.26%	48,366	1,486	4.11%	60,020	1,838	4.09%
Federal funds sold	369	1	0.24%	318	1	0.24%	16,132	17	0.14%
Money market investments	8	—	0.00%	120	—	0.00%	160	—	0.00%
Interest-bearing deposits in other banks	30,895	58	0.25%	35,444	55	0.21%	37,151	71	0.26%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	971	—	0.00%

Total earning assets	3,622,057	139,814	5.16%	3,494,013	146,012	5.59%	3,378,128	144,096	5.69%

Allowance for loan losses	(40,595)			(39,701)			(33,419)
Total non-earning assets	365,817			384,436			373,398

Total assets	$3,947,279			$3,838,748			$3,718,107

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:
Checking	$415,615	347	0.11%	$381,470	489	0.17%	$339,910	579	0.23%
Money market savings	904,068	2,635	0.39%	838,289	4,343	0.69%	707,334	4,852	0.92%
Regular savings	194,729	512	0.35%	171,113	467	0.36%	150,326	440	0.39%
Certificates of deposit: (5)
$100,000 and over	542,174	6,143	1.51%	577,281	6,868	1.59%	638,249	8,997	1.88%
Under $100,000	568,078	5,447	1.28%	606,532	6,607	1.46%	642,657	8,188	1.70%

Total interest-bearing deposits	2,624,664	15,084	0.77%	2,574,685	18,774	0.97%	2,478,476	23,056	1.24%
Other borrowings (6)	290,418	6,401	2.94%	289,935	6,110	2.82%	340,474	5,648	2.22%

Total interest-bearing liabilities	2,915,082	21,485	0.99%	2,864,620	24,884	1.16%	2,818,950	28,704	1.36%

Noninterest-bearing liabilities:
Demand deposits	561,992			504,662			459,015
Other liabilities	38,067			28,945			28,341

Total liabilities	3,515,141			3,398,227			3,306,306
Stockholders’ equity	432,138			440,521			411,801

Total liabilities and stockholders’ equity	$3,947,279			$3,838,748			$3,718,107

Net interest income		$118,329			$121,128			$115,392

Interest rate spread (7)			4.17%			4.43%			4.33%
Interest expense as a percent of average earning assets			0.79%			0.95%			1.13%
Net interest margin (8)			4.36%			4.63%			4.56%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $154 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $46 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $3.0 million in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $747 thousand.
(5)	Interest expense on certificates of deposits includes $231 thousand in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $2 thousand.
(6)	Interest expense on borrowings includes $366 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2012 is $122 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.25% for the nine months ending 9/30/12.